Filed in the Office of	Business Number E0807642006-1
Barbara K. Cegavske	Filing Number 20211399512
Secretary of State State Of Nevada	Filed On 4/20/2021 3:04:00 PM
	Number of Pages 2

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate of Change Pursuant to NRS 78.209

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

INSTRUCTIONS:

1. Enter the current name as on file with the Nevada Secretary of State and enter the Entity or Nevada Business Identification Number (NVID).
2. Indicate the current number of authorized shares and par value, if any, and each class or series before the change.
3. Indicate the number of authorized shares and par value, if any of each class or series after the change.
4. Indicate the change of the affected class or series of issued, if any, shares after the change in exchange for each issued share of the same class or series.
5. Indicate provisions, if any, regarding fractional shares that are affected by the change.
6. NRS required statement.
7. This section is optional. If an effective date and time is indicated the date must not be more than 90 days after the date on which the certificate is filed.
8. Must be signed by an Officer. Form will be returned if unsigned.

1. Entity Information:	Name of entity as on file with the Nevada Secretary of State: Ecomat, Inc. Entity or Nevada Business Identification Number (NVID): NV20061389728
2. Current Authorized Shares:	The current number of authorized shares and the par value, if any, of each class or series, if any, of shares before the change: 75,000,000 shares of capital stock, par value $0.0001, consisting of 74,000,0(
3. Authorized Shares After Change:	The number of authorized shares and the par value, if any, of each class or series, if any, of shares after the change: The number of Authorized shares of Common stock after the ten (10) for one(
4. Issuance:	The number of shares of each affected class or series, if any, to be issued after the change in exchange for each issued share of the same class or series: One share of Common Stock for every 10 shares of outstanding Common Stc
5. Provisions:	The provisions, if any, for the issuance of fractional shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby: Fractional shares will be rounded up to the nearest whole number of shares. I
6. Provisions:	The required approval of the stockholders has been obtained.
7. Effective date and time: (Optional)	Date: May 10, 2021 Time: 6 a.m. (must not be later than 90 days after the certificate is filed)
8. Signature: (Required)	X [signature] Signature of Officer — CEO (Title) — 04/20/2021 (Date)

This form must be accompanied by appropriate fees.
If necessary, additional pages may be attached to this form.

Additional page for Certificate of Change Pursuant to NRS 78.209

2. Current Authorized Shares:	75,000,000 shares of capital stock, par value $0.0001, consisting of 74,000,000 shares of common stock, par value $0.0001 per share, and 1,000,000 shares of preferred stock, par value$0.0001 per share.
3. Authorized Shares After Change:	The number of Authorized shares of Common stock after the ten (10) for one(1) reverse stock split will remain at 75,000,000 shares of capital stock, par value $0.0001, consisting of 74,000,000 shares of common stock, par value $0.0001 per share, and 1,000,000 shares of preferred stock, par value$0.0001 per share.
4. Issuance:	One share of Common Stock for every 10 shares of outstanding Common Stock
5. Provisions:	Fractional shares will be rounded up to the nearest whole number of shares. No stockholders will receive cash in lieu of fractional shares.